                                                                   Exhibit 10.38

                                                                  EXECUTION COPY




















                           LOAN AND SECURITY AGREEMENT



                            DATED AS OF APRIL 7, 1997



                                     BETWEEN



                             GRAFALLOY CORPORATION,

                                  AS BORROWER,


                                       AND


                         LASALLE BUSINESS CREDIT, INC.,

                                   AS LENDER.








                                   $4,000,000

                                TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
1.  DEFINITIONS.............................................................  1

2.  REVOLVING LOANS......................................................... 10

3.  TERM LOANS AND CAPEX LOANS.............................................. 10

4.  LETTERS OF CREDIT....................................................... 12

5.  INTEREST, FEES AND CHARGES.............................................. 13

6.  LOAN ADMINISTRATION..................................................... 14

7.  GRANT OF SECURITY INTEREST TO LASALLE................................... 15

8.  PRESERVATION OF COLLATERAL AND PERFECTION OF SECURITY INTERESTS
    THEREIN................................................................. 16

9.  POSSESSION OF COLLATERAL AND RELATED MATTERS............................ 16

10. COLLECTIONS............................................................. 16

11. SCHEDULES AND REPORTS................................................... 20

12. TERMINATION............................................................. 20

13. REPRESENTATIONS AND WARRANTIES.......................................... 21

14. COVENANTS............................................................... 25

15. CONDITIONS PRECEDENT.................................................... 32

16. DEFAULT................................................................. 34

17. REMEDIES UPON AN EVENT OF DEFAULT....................................... 35

18. INDEMNIFICATION......................................................... 36

19. NOTICES................................................................. 37

20. CHOICE OF GOVERNING LAW AND CONSTRUCTION................................ 37

21. FORUM SELECTION AND SERVICE OF PROCESS.................................. 37


                                       i.

22. MODIFICATION AND BENEFIT OF AGREEMENT................................... 38

23. HEADINGS OF SUBDIVISIONS................................................ 38

24. POWER OF ATTORNEY....................................................... 38

25. WAIVER OF JURY TRIAL; OTHER WAIVERS; CONFIDENTIALITY.................... 38



                                      ii.

                                                                  EXECUTION COPY

                           LOAN AND SECURITY AGREEMENT

          THIS LOAN AND SECURITY AGREEMENT ("Agreement") is made as of this 7th day of April, 1997, by and among LASALLE BUSINESS CREDIT, INC., a Delaware corporation ("LaSalle"), with its principal office at 135 South LaSalle Street, Chicago, Illinois 60603, and GRAFALLOY CORPORATION, formerly known as GRAFALLOY ACQUISITION CORPORATION, a Delaware corporation ("Borrower"), with its principal office at 1020 North Marshall Avenue, El Cajon, California 92020.

                              W I T N E S S E T H:

              WHEREAS, Borrower has acquired from Grafalloy, L.P., the Assets as defined in the Asset Purchase Agreement; and

              WHEREAS, from time to time Borrower may request LaSalle to make loans and advances to and extend certain credit accommodations to Borrower, and the parties wish to provide for the terms and conditions upon which such loans, advances and credit accommodations shall be made;

              NOW, THEREFORE, in consideration of any loans, advances and credit accommodations (including any loans by renewal or extension) hereafter made to Borrower by LaSalle, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by Borrower, the parties agree as follows:

       1.     DEFINITIONS.

              (a)    General Definitions

              "ACCOUNT," "ACCOUNT DEBTOR," "CHATTEL PAPER," "DOCUMENTS," "EQUIPMENT," "GENERAL INTANGIBLES," "GOODS," "INSTRUMENTS," and "INVENTORY," shall have the respective meanings assigned to such terms in the Illinois Uniform Commercial Code, as the same may be amended, modified or supplemented from time to time.

              "AFFILIATE" shall mean any Person directly or indirectly controlling, controlled by or under common control with Borrower.

              "AMT" shall mean The American Materials & Technologies Corporation, a Delaware corporation, which owns 100% of the issued and outstanding shares of capital stock of Borrower.

              "ASSET ACQUISITION" shall mean the acquisition by Borrower of the assets of Grafalloy, L.P. pursuant to the Asset Purchase Agreement.

              "ASSET PURCHASE AGREEMENT" shall mean the Asset Purchase Agreement dated February 27, 1997 by and among Borrower, as purchaser, AMT, and Grafalloy, L.P., as seller and Grafalloy, Inc.

              "BORROWING BASE" shall have the meaning specified in paragraph 2(b)(i) hereof.

              "BUSINESS DAY" shall mean any day other than a Saturday, Sunday, or such other day as banks in Illinois are authorized or required to be closed for business.

              "CAPEX FACILITY TERMINATION DATE" shall have the meaning specified in paragraph 3(c) hereof.

              "CAPEX LOANS" shall have the meaning specified in paragraph 3(c) hereof.

              "CAPEX NOTE" shall mean the promissory note in the original principal amount of $700,000 executed by the Borrower to the order of LaSalle and dated as of the Closing Date.

              "CAPEX LOAN COMMITMENT" shall mean $700,000.

              "CAPITAL EXPENDITURES" shall mean, with respect to any period, the aggregate of all expenditures (whether paid in cash or accrued as liabilities and including expenditures for capitalized lease obligations) by Borrower during such period that are required by GAAP to be included in or reflected by the property, plant or equipment or similar fixed asset accounts (or in intangible accounts subject to amortization) in the balance sheet of Borrower.

              "CCC" shall mean Culver City Composites Corp., a Delaware corporation, and an Affiliate of Borrower.

              "CLOSING DATE" shall mean the date upon which the initial Loan is made.

              "CLOSING DOCUMENT LIST" shall have the meaning specified in paragraph 15 hereof.

              "COLLATERAL" shall mean all of the personal property of Borrower described in paragraph 7 hereof, the Key Man Life Insurance Policy (at such time as such Policy shall be reregistered to reflect Borrower as the owner thereof, as more fully set forth in paragraph 15(a)(xiv) hereof) and all other real or personal property of any Obligor or any other Person now or hereafter pledged to LaSalle to secure, either directly or indirectly, repayment of any of the Liabilities.

              "DEBT SERVICE COVERAGE RATIO" shall mean, with respect to any period, the ratio of (A) net income after taxes for such period (excluding any after-tax gains or losses on the sale of assets (other than the sale of Inventory in the ordinary course of business) and excluding other after-tax extraordinary gains or losses), plus deferred taxes, plus depreciation and amortization deducted in determining net income for such period, minus Capital Expenditures for such period not financed, minus any cash dividends paid or accrued and cash withdrawals paid or accrued


                                       2.

to shareholders or other Affiliates for such period which were not calculated in determining net income after taxes, and plus the after tax increase in LIFO reserves or minus the after tax decrease in LIFO reserves, to (B) current principal maturities of long term debt and capitalized leases paid or scheduled to be paid during such period, excluding any such long term debt, the outstanding principal balance of which has been refinanced in full by an Affiliate prior to or concurrently with the due date of the installment of principal thereof scheduled to have been paid during such period, but including the current principal maturities of any such refinanced debt scheduled to be paid during such period or during any other referenced period, to the extent that such refinanced debt constitutes long term debt, plus any prepayments on indebtedness owed to any Person (except trade payables and revolving loans) and paid during such period.

              "DEFAULT" shall mean any event, condition or default which with the giving of notice, the lapse of time or both would be an Event of Default.

              "EBITDA" shall mean, with respect to any period, net income after taxes for such period (excluding any after-tax gains or losses on the sale of assets and excluding other after-tax extraordinary gains or losses) plus interest expense, income tax expense, depreciation and amortization for such period, less gains and losses attributable to any fixed asset sales made during such period, plus or minus any other non-cash charges or gains which have been subtracted or added in calculating net income after taxes for such period.

              "ELIGIBLE ACCOUNT" shall mean an Account owing to Borrower which is acceptable to LaSalle in its commercially reasonable credit judgment. LaSalle shall, in general, consider an Account to be an Eligible Account if it meets, and so long as it continues to meet, the following requirements:

              (i) it is genuine and in all respects is what it purports to be;

              (ii) it is owned by Borrower and Borrower has the right to subject it to a security interest in favor of LaSalle;

              (iii) it arises from (A) the performance of services by Borrower and such services have been fully performed and acknowledged and accepted by the Account Debtor thereunder; or (B) the sale or lease of Goods by Borrower, and such Goods have been completed in accordance with the Account Debtor's specifications (if any) and delivered to and accepted by the Account Debtor, such Account Debtor has not refused to accept and has not returned or offered to return any of the Goods, or has not refused to accept any of the services, which are the subject of such Account, and Borrower has possession of, or has delivered to LaSalle at LaSalle's request, shipping and delivery receipts evidencing delivery of such Goods;

              (iv) it is evidenced by an invoice rendered to the Account Debtor thereunder and is due and payable (A) not more than thirty
              (30) days after the date of the invoice and does not remain unpaid more than sixty (60) days past the stated due date thereof or (B) more than thirty (30) days but not more than sixty (60) days


                                       3.

              after the date of the invoice and does not remain unpaid more than ninety (90) days after the date of the invoice; provided, however, that if more than twenty-five percent (25%) of the aggregate dollar amount of invoices owing by a particular Account Debtor remain unpaid for (Y) 60 days following the respective due dates thereof, in the case of invoices containing terms described in clause (A) hereof or (Z) 90 days following the respective issuance dates thereof, in the case of invoices containing terms described in clause (B) hereof, then all Accounts owing to Borrower by that Account Debtor shall be deemed ineligible;

              (v) it is not subject to any prior assignment, claim, lien, security interest or encumbrance whatsoever, other than Permitted Liens;

              (vi) it is a valid, legally enforceable and unconditional obligation of the Account Debtor thereunder, and is not subject to setoff, counterclaim, credit, allowance or adjustment by such Account Debtor, or to any claim by such Account Debtor denying liability thereunder in whole or in part;

              (vii) it does not arise out of a contract or order which fails in any material respect to comply with the requirements of applicable law;

              (viii) the Account Debtor thereunder is not a director, officer, employee or agent of Borrower, or a Subsidiary, Parent or Affiliate of Borrower;

              (ix) it is not an Account with respect to which the Account Debtor is the United States of America or any department, agency or instrumentality thereof, unless Borrower assigns its right to payment of such Account to LaSalle pursuant to, and in full compliance with, the Assignment of Claims Act of 1940, as amended;

              (x) it is not an Account with respect to which the Account Debtor is located in a state which requires Borrower, as a precondition to commencing or maintaining an action in the courts of that state, either to (A) receive a certificate of authority to do business and be in good standing in such state, or (B) file a notice of business activities report or similar report with such state's taxing authority, unless (x) Borrower has taken one of the actions described in clauses (A) or (B), (y) the failure to take one of the actions described in either clause (A) or (B) may be cured retroactively by Borrower at its election, or (z) Borrower has proven, to LaSalle's satisfaction, that it is exempt from any such requirements under any such state's laws;

              (xi) it is an Account which arises out of a sale made in the ordinary course of Borrower's business;

              (xii) the Account Debtor is a resident or citizen of, and is located within, the United States of America, unless approval is otherwise given in writing by LaSalle;


                                       4.

              (xiii) it is not an Account with respect to which the Account Debtor's obligation to pay is conditional upon the Account Debtor's approval of the Goods or services or is otherwise subject to any repurchase obligation or return right, as with sales made on a bill-and-hold, guaranteed sale, sale on approval, sale or return or consignment basis;

              (xiv) it is not an Account (A) with respect to which any representation or warranty contained in this Agreement is untrue or (B) which violates any of the covenants of Borrower contained in this Agreement;

              (xv) it is not an Account which, when added to a particular Account Debtor's other indebtedness to Borrower, exceeds ten percent (10%) of the aggregate of Borrower's Accounts or a credit limit determined by LaSalle in its reasonable credit judgment for that Account Debtor, provided, however, that Accounts excluded from Eligible Accounts solely by reason of this subparagraph (xv) shall be Eligible Accounts to the extent of such credit limit;

              (xvi) it is not an Account with respect to which the prospect of payment or performance by the Account Debtor is or will be impaired, as determined by LaSalle in its commercially reasonable credit judgment.

              "ELIGIBLE INVENTORY" shall mean Inventory of Borrower which is acceptable to LaSalle in its commercially reasonable credit judgment. Without limiting LaSalle's discretion, LaSalle shall, in general, consider Inventory to be Eligible Inventory if it meets, and so long as it continues to meet, the following requirements:

              (i) it is owned by Borrower and Borrower has the right to subject it to a security interest in favor of LaSalle;

              (ii) it is located on the premises listed on Exhibit A and is not in transit;

              (iii) it is not subject to any prior assignment, claim, lien, security interest or encumbrance whatsoever, other than Permitted Liens;

              (iv) it is held for sale or lease or furnishing under contracts of service, it is (except as LaSalle may otherwise consent in writing) new and unused and free from defects which would, in LaSalle's sole determination, affect its market value;

              (v) it is not stored with a bailee, consignee, warehouseman, processor or similar party unless LaSalle has given its prior written approval and Borrower has caused any such bailee, consignee, warehouseman, processor or similar party to issue and deliver to LaSalle, in form and substance acceptable to LaSalle, such UCC financing statements, warehouse receipts, waivers and other documents as LaSalle shall require;



                                       5.

              (vi) LaSalle has determined in accordance with LaSalle's customary business practices that it is not unacceptable due to age, type, category or quantity;

              (vii)  it consists solely of finished goods or raw materials; and

              (viii) it is not Inventory (A) with respect to which any of the representations and warranties contained in this Agreement are untrue; (B) which consists of WIP; or (C) which violates any of the covenants of Borrower contained in this Agreement.

              "EVENT OF DEFAULT" shall have the meaning specified in paragraph 16 hereof.

              "EXCESS AVAILABILITY" shall mean, as of any date of determination by LaSalle, the excess, if any, of (i) the Borrowing Base over (ii) the outstanding Revolving Loans and Letter of Credit Obligations, in each case as of the close of business on such date. For purposes of calculating Borrower's Excess Availability and the amount of the Borrowing Base relating thereto, LaSalle may, in the exercise of its commercially reasonable credit judgment, establish a reserve in an aggregate amount based on Borrower's outstanding trade payables which are not current or which are past due in any material respect, as of such date of determination, to the extent thereof.

              "EXHIBIT A" shall mean the exhibit entitled Exhibit A - Business and Collateral Locations which is attached hereto and made a part hereof.

              "FISCAL YEAR" shall mean the fiscal year of the Borrower commencing on January 1, and ending on December 31.

              "GAAP" shall mean generally accepted accounting principles and policies in the United States of America as in effect from time to time.

              "GRAFALLOY, L.P." shall mean Grafalloy, L.P., a Delaware limited partnership.

              "INDEMNIFIED PARTY" shall have the meaning specified in paragraph 18 hereof.

              "KEY MAN LIFE INSURANCE POLICY" shall mean the policy of insurance owned by Borrower in the face amount of $1,000,000, policy number 2,723,128, issued by First Colony Life Insurance Company, insuring the life of William Gerhart.

              "LETTERS OF CREDIT" shall mean those letters of credit issued for Borrower's account in accordance with the terms of paragraph 4 hereof.


                                       6.

              "LETTER OF CREDIT OBLIGATIONS" shall mean, as of any date of determination, the sum of (i) the aggregate undrawn amount of all Letters of Credit and (ii) the aggregate unreimbursed amount of all drawn Letters of Credit.

              "LIABILITIES" shall mean any and all obligations, liabilities and indebtedness of Borrower to LaSalle or to any parent, affiliate or subsidiary of LaSalle of any and every kind and nature, howsoever created, arising or evidenced and howsoever owned, held or acquired, whether now or hereafter existing, whether now due or to become due, whether primary, secondary, direct, indirect, absolute, contingent or otherwise (including, without limitation, obligations of performance), whether several, joint or joint and several, and whether arising or existing under written or oral agreement or by operation of law.

              "LOAN" or "LOANS" shall mean any and all Revolving Loans, the Capex Loans, and the Term Loan made by LaSalle to Borrower pursuant to paragraphs 2 and 3 hereof and all other loans, advances and financial accommodations made by LaSalle to or on behalf of Borrower hereunder.

              "LOCK BOX" and "BLOCKED ACCOUNT" shall have the meanings specified in paragraph 10 hereof.

              "MATERIAL ADVERSE EFFECT" shall mean with respect to any event, act, condition or occurrence of whatever nature (including any adverse determination in any litigation, arbitration or governmental investigation or proceeding), whether singly or in conjunction with any other event or events, act or acts, condition or conditions, occurrence or occurrences, whether or not related, a material adverse change in, or a material adverse effect upon, any of the business, property assets, operations, condition (financial or otherwise) or prospects of Borrower.

              "NOTE" shall mean the Revolving Note, the Capex Note or the Term Note.

              "OBLIGOR" shall mean Borrower and each Person who is or shall become primarily or secondarily liable for any of the Liabilities, provided, however, that such term shall not include any Account Debtor.

              "OTHER AGREEMENTS" shall mean all agreements, instruments and documents including, without limitation, guaranties, mortgages, trust deeds, pledges, powers of attorney, consents, assignments, contracts, notices, security agreements, leases, financing statements and all other writings heretofore, now or from time to time hereafter executed by or on behalf of Borrower or any other Person and delivered to LaSalle or to any parent, affiliate or subsidiary of LaSalle in connection with the Liabilities or the transactions contemplated hereby.

              "PARENT" shall mean any Person now or at any time or times hereafter owning or controlling (alone or with any other Person) at least a majority of the issued and outstanding stock of Borrower or any Subsidiary.



                                       7.

              "PERMITTED LIENS" shall mean (i) statutory liens of landlords, carriers, warehousemen, mechanics, materialmen or suppliers incurred in the ordinary course of business and securing amounts not yet due or declared to be due by the claimant thereunder, or being contested in good faith by appropriate proceedings that have the effect of preventing the forfeiture or sale of the property or assets subject to such lien, (ii) liens or security interests in favor of LaSalle, (iii) zoning restrictions and easements, rights of way, licenses, covenants and other restrictions affecting the use of real property that do not individually or in the aggregate have a material adverse effect on Borrower's ability to use such real property for its intended purpose in connection with Borrower's business, (iv) liens securing the payment of taxes or other governmental charges not yet delinquent or being contested in good faith and by appropriate proceedings, (v) liens incurred or deposits made in the ordinary course of Borrower's business in connection with capitalized leases or purchase money security interests for purchase of, and applying only to, Equipment included in the permitted borrowings under paragraph 13(q) or permitted as Capital Expenditures under paragraph 14(o), the documents relating to such liens to be in form and substance acceptable to LaSalle, (vi) liens securing indebtedness owing by any Subsidiary to Borrower to the extent such indebtedness is permitted under paragraph 14(i), or to any other Subsidiary of Borrower, (vii) deposits to secure performance of bids, tenders, trade contracts, leases, progress payments, surety and appeal bonds and other obligations of like nature in each case incurred in the ordinary course of business and statutory obligations (to the extent not excepted elsewhere herein), (viii) liens specifically permitted by LaSalle in writing as set forth on Schedule 1(a) attached hereto; (ix) any lien arising out of the refinancing, extension, renewal or refunding of any indebtedness secured by a lien permitted by any of the foregoing sections (i) through (viii) inclusive, provided that (A) such indebtedness is not secured by any additional assets, and (B) the amount of such indebtedness is not increased, (x) pledges or deposits in connection with worker's compensation, unemployment insurance and other social security legislation, (xi) grants of security and rights of setoff in deposit accounts, securities and other properties held at banks or financial institutions to secure the payment or reimbursement under overdraft, acceptance and other facilities, (xii) rights of setoff, banker's liens and other similar rights arising solely by operation of law and (xiii) liens securing the payment and performance of the Subordinated Notes, as such liens are in effect on the Closing Date.

              "PERSON" shall mean any individual, sole proprietorship, partnership, joint venture, trust, unincorporated organization, association, corporation, institution, entity, party or foreign or United States government (whether federal, state, county, city, municipal or otherwise), including, without limitation, any instrumentality, division, agency, body or department thereof.

              "PRIME RATE" shall mean the publicly announced prime rate of LaSalle National Bank, Chicago, Illinois, in effect from time to time. The Prime Rate is not intended to be the lowest or most favorable rate of LaSalle National Bank in effect at any time.

              "REVOLVING LOANS" shall have the meaning specified in paragraph 2 hereof.

              "REVOLVING LOAN COMMITMENT" shall mean the sum of $3,000,000.



                                       8.

              "REVOLVING NOTE" shall mean the promissory note in the original principal amount of $3,000,000, executed by Borrower to the order of LaSalle, dated as of the Closing Date.

              "SUBORDINATED NOTES" shall mean the promissory notes made by Borrower to Grafalloy, L.P. dated February 28, 1997 in the following original principal amounts: $800,000, $747,254 and $175,000.

              "SUBSIDIARY" shall mean any corporation of which more than fifty percent (50%) of the outstanding capital stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether at the time stock of any other class of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time, directly or indirectly, owned by Borrower or by any partnership or joint venture of which more than fifty percent (50%) of the outstanding equity interests are at the time, directly or indirectly, owned by Borrower.

              "TANGIBLE NET WORTH" shall mean shareholders' equity (including retained earnings) less the amount of any prepaid expenses, less the book value of all intangible assets, plus the amount of any debt subordinated to LaSalle on terms and conditions acceptable to LaSalle in its commercially reasonable judgment, all as determined in accordance with GAAP, consistently applied.

              "TERM" shall have the meaning specified in paragraph 12 hereof.

              "TERM LOAN" shall have the meaning specified in paragraph 3(a) hereof.

              "TERM NOTE" shall mean the promissory note in the original principal amount equal to the amount of the Term Loan, executed by Borrower to the order of LaSalle and dated as of the Closing Date.

              "TOTAL CREDIT FACILITY" shall mean the sum of $4,000,000.

              "WIP" shall mean Inventory of Borrower consisting of work-in-process.

              (b) Accounting Terms and Definitions. Unless otherwise defined or specified herein, all accounting terms used in this Agreement shall be construed in accordance with GAAP. All accounting determinations for purposes of determining compliance with the financial covenants contained in paragraph 14(o) shall be made in accordance with GAAP as in effect on the Closing Date. The financial statements required to be delivered hereunder from and after the Closing Date, and all financial records, shall be maintained in accordance with GAAP. If GAAP shall change from the basis used on or before the Closing Date to establish the calculation of the financial covenants contained in paragraph 14(o), then the certificates required to be delivered pursuant to paragraph 14(b) demonstrating compliance with such covenants shall include, at the election of Borrower or upon the request of LaSalle, calculations setting forth the adjustments necessary to demonstrate how Borrower is in compliance with the financial covenants based upon GAAP as in effect on the Closing Date.



                                       9.

       2. REVOLVING LOANS. Subject to the terms and conditions of this Agreement and the Other Agreements, during the Term, absent the existence of an Event of Default:

              (a) LaSalle shall make such revolving loans and advances (the "REVOLVING LOANS") to Borrower as Borrower shall from time to time request, in accordance with the terms of paragraph 2(b) hereof. The aggregate unpaid principal amount of all Revolving Loans outstanding at any one time made to Borrower shall not exceed the lesser of (A) the Borrowing Base and (B) the Revolving Loan Commitment minus the outstanding Letter of Credit Obligations. All Revolving Loans shall be repaid in full upon the earlier to occur of (i) the last day of the Term and (ii) the acceleration of the Liabilities pursuant to paragraph 17 of this Agreement. If at any time the outstanding principal balance of the Revolving Loans made to Borrower exceeds (A) the Borrowing Base or (B) the Revolving Loan Commitment less the outstanding Letter of Credit Obligations, Borrower shall immediately, and without the necessity of a demand by LaSalle, pay to LaSalle such amount as may be necessary to eliminate such excess, and LaSalle shall apply such payment against the outstanding principal balance of the Revolving Loans. Borrower hereby authorizes LaSalle, in its reasonable credit judgment, to charge any of Borrower's accounts to make any payments of principal or interest required by this Agreement. All Revolving Loans shall be evidenced by the Revolving Note.

              (b) LaSalle shall make Revolving Loans to Borrower up to the lesser of the following amounts, the amount calculated pursuant to clause (i) below being hereinafter referred to as the "BORROWING BASE":

                            (i) (A) up to eighty-five percent (85%) of the face
                     amount (less maximum discounts, credits and allowances which may be taken by or granted to Account Debtors in connection therewith) of Eligible Accounts, plus (B) up to the lesser of (1) an amount equal to the sum of up to fifty percent (50%) of the value of Eligible Inventory consisting of finished goods and raw materials and (2) $1,000,000 minus (C) such reserves as LaSalle elects to establish from time to time in the exercise of its commercially reasonable credit judgment, consistent with generally accepted practices in the financial services industry for credit transactions of the type contemplated between LaSalle and the Borrower, minus (D) the outstanding amount of all Letter of Credit Obligations, and

                            (ii) the Revolving Loan Commitment, minus the
                     outstanding amount of all Letter of Credit Obligations.



                                       10.

       3.     TERM LOANS AND CAPEX LOANS.

              (a) On the Closing Date, LaSalle shall make a term loan to Borrower in the original principal amount of Three Hundred Thousand Dollars ($300,000) ("the TERM LOAN"). Principal payable on account of the Term Loan shall be payable in successive monthly installments (i) payable on the first day of each month, the first of which installments shall be due and payable on the first day of the month immediately following the month during which the Closing Date occurs and (ii) based on an amortization schedule consisting of thirty-six
(36) equal and level payments, provided, however, that the entire unpaid principal balance of the Term Loan shall be due and payable in full upon the expiration of the Term of this Agreement. Notwithstanding anything hereinabove to the contrary, the entire unpaid principal balance of the Term Loan, and any accrued and unpaid interest thereon, shall be immediately due and payable upon the earlier to occur of (i) the last day of the Term of this Agreement, and (ii) the acceleration of the Liabilities pursuant to paragraph 17 of this Agreement.

              (b) If Borrower sells any Equipment, other than Equipment purchased with the proceeds of the Capex Loans, or if any of the Collateral is damaged, destroyed or taken by condemnation, Borrower shall pay to LaSalle, unless otherwise specifically provided herein or otherwise agreed to by LaSalle, as and when received by Borrower and as a mandatory prepayment of the Term Loan, to be applied against the last maturing installments of principal thereof, in the inverse order thereof (or, at LaSalle's option, such of the other Liabilities of Borrower as LaSalle may elect), a sum equal to the proceeds received by Borrower from (i) such sale or (ii) such damage, destruction or condemnation, provided, however, that without LaSalle's consent, unless and until an Event of Default has occurred and is continuing:

                     (i) obsolete or worn out Equipment, other than Equipment purchased with the proceeds of the Capex Loans, may be sold or otherwise disposed of by Borrower and the proceeds thereof may be retained by Borrower, so long as (A) LaSalle shall have received five (5) Business Days prior written notice of any such disposition and (B) the fair market value of any such Equipment sold or otherwise disposed of in any single transaction is less than $100,000, and the fair market value, in the aggregate, of all such Equipment sold or otherwise disposed of by Borrower during any twelve-month period is less than $100,000; and

                     (ii) proceeds of Equipment arising from the damage, destruction or condemnation thereof may be retained by Borrower and used by Borrower to repair, restore or replace such Equipment, as the case may be, so long as the fair market value of any such Equipment damaged, destroyed or condemned in any single incident is less than $100,000, and the fair market value, in the aggregate, of all such Collateral owned by Borrower and damaged, destroyed or condemned during any twelve-month period is less than $100,000.

              (c) On the Closing Date and through that date which is one year from the date that LaSalle shall have made the first Capex Loan (THE "CAPEX FACILITY TERMINATION DATE"), LaSalle shall make revolving loans and advances for capital expenditures ("CAPEX LOANS") to Borrower as Borrower shall from time to time request in accordance with the terms of paragraph 3(d) hereof, the proceeds of which Capex Loans will be used to make capital expenditures for use in the Borrower's business, which expenditures are approved by LaSalle as reasonably


                                       11.

necessary to the Borrower's business. The aggregate unpaid principal amount of all Capex Loans outstanding at any one time made to Borrower shall not exceed the Capex Loan Commitment. If at any time the outstanding principal balance of the Capex Loans made to Borrower exceeds the Capex Loan Commitment, then, without the necessity of a demand by LaSalle, Borrower shall pay to LaSalle, within not more than two (2) Business Days' after LaSalle's notice to Borrower of such excess, such amount as may be necessary to eliminate such excess, and LaSalle shall apply such payment against the outstanding principal balance of the Capex Loans. Principal payable on account of all Capex Loans outstanding as of the Capex Facility Termination Date shall be payable in successive monthly installments (i) payable on the first day of each month, the first of which installments shall be due and payable on the first day of the month immediately following the Capex Facility Termination Date and (ii) based on an amortization schedule consisting of sixty (60) equal and level principal payments; provided, however, that the entire unpaid principal balance of the Capex Loans shall be due and payable in full upon the expiration of the Term of this Agreement. Notwithstanding anything hereinabove to the contrary, the entire unpaid principal balance of the Capex Loans, and any accrued and unpaid interest thereon, shall be immediately due and payable upon the earlier to occur of (i) the last day of the Term and (ii) the acceleration of the Liabilities pursuant to paragraph 17 of this Agreement.

              (d) Each Capex Loan to Borrower shall be in a principal amount not greater than eighty-five percent (85%) of the purchase price of the Equipment to be purchased with the proceeds of such Capex Loan; provided, however, that for purposes of calculation thereof, the purchase price of Equipment shall not include the related costs of freight, shipping and installation and sales or other related taxes and provided further that no Capex Loan shall be made to the extent that the sum of the amount of such Capex Loan plus the aggregate unpaid principal amount of all other Capex Loans shall exceed the Capex Loan Commitment.

              (e) If the Borrower sells, transfers or otherwise disposes of any Equipment purchased with the proceeds of a Capex Loan, the Borrower shall pay to LaSalle a sum equal to the net cash proceeds received by the Borrower from any such disposition (unless otherwise specifically provided herein or otherwise agreed to by LaSalle), as and when received by Borrower and as a mandatory prepayment of all Capex Loans, to be applied (i) if received prior to the Capex Facility Termination Date, pro rata against the then unpaid principal balance of each such Capex Loan then outstanding and (ii) if received on or after the Capex Facility Termination Date, pro rata against the last maturing installments of principal of each such Capex Loan then outstanding, in the inverse order of such installments (or, at LaSalle's option, such of the other Liabilities of the Borrower as LaSalle my elect).

       4. LETTERS OF CREDIT. Subject to the terms and conditions of this Agreement, and the Other Agreements, during the Term, LaSalle shall, absent the existence of an Event of Default, from time to time cause the issuance of and co-sign for, upon Borrower's request, Letters of Credit, provided that the aggregate undrawn amount of all such Letters of Credit shall at no time exceed Five Hundred Thousand Dollars ($500,000), and provided further that no Letter of Credit shall have an expiry date (i) more than 365 days from the date of issuance, in the case of a stand-by Letter of Credit, (ii) more than 180 days from the date of issuance, in the case of a documentary Letter of Credit, or
(iii) beyond five (5) days prior to the expiration of


                                       12.

the Term. Borrower's reimbursement obligation in respect of the Letters of Credit shall automatically reduce, dollar for dollar, the amount which Borrower may borrow based upon the Revolving Loan Commitment and the Borrowing Base. Any payment made by LaSalle to any Person on account of any Letter of Credit shall constitute a Revolving Loan hereunder. At no time shall the aggregate sum of direct Revolving Loans by LaSalle to Borrower plus the contingent liability of LaSalle under the outstanding Letters of Credit be in excess of the Revolving Loan Commitment or the Borrowing Base.

       5.     INTEREST, FEES AND CHARGES.

              (a) Rates of Interest. Interest accrued on the Loans shall be due on the earliest of (i) the first day of each month (for the immediately preceding month), computed through the last calendar day of the preceding month,
(ii) the occurrence of an Event of Default in consequence of which LaSalle elects to accelerate the maturity and payment of the Liabilities, or (iii) termination of this Agreement pursuant to paragraph 12 hereof. Interest shall accrue on the principal amount of the Revolving Loans outstanding at the end of each day, the unpaid principal balance of the Term Loan outstanding at the end of each day, and the unpaid principal balance of the Capex Loans outstanding at the end of each day, in each case at a fluctuating rate per annum equal to one percent (1%) above the Prime Rate. The rate of interest payable on the Loans shall increase or decrease by an amount equal to any increase or decrease in the Prime Rate, effective as of the opening of business on the day that any such change in the Prime Rate occurs. Upon and after the occurrence of an Event of Default, and during the continuation thereof, the principal amount of all Loans shall bear interest on demand at a rate per annum equal to the rate of interest then in effect hereunder plus two percent (2%).

              (b) Computation of Interest and Fees. Interest and collection charges hereunder shall be calculated daily and shall be computed on the actual number of days elapsed over a year consisting of three hundred and sixty (360) days. For the purpose of computing interest hereunder, all items of payment received by LaSalle shall be deemed applied by LaSalle on account of the Liabilities (subject to final payment of such items) on the second Business Day after receipt by LaSalle of good funds in LaSalle's account located in Chicago, Illinois.

              (c) Maximum Interest. It is the intent of the parties that the rate of interest and the other charges to Borrower under this Agreement shall be lawful; therefore, if for any reason the interest or other charges payable under this Agreement are found by a court of competent jurisdiction, in a final determination, to exceed the limit which LaSalle may lawfully charge Borrower, then the obligation to pay interest and other charges shall automatically be reduced to such limit and, if any amount in excess of such limit shall have been paid, then such amount shall be refunded to Borrower.

              (d) Letter of Credit Fees. Borrower shall remit to LaSalle a Letter of Credit fee equal to one percent (1%) per annum on the aggregate undrawn face amount of all outstanding Letters of Credit issued for the account of Borrower, which fee shall be payable monthly in arrears on each day that interest is payable hereunder. Borrower shall also pay on demand the normal and customary administrative charges for issuance, amendment, negotiation, renewal or extension of any Letter of Credit imposed by the bank issuing such Letter of Credit.


                                      13.

Upon the occurrence and during the continuance of an Event of Default, all Letters of Credit fees shall be payable on demand at a rate equal to three percent (3%) per annum on the aggregate undrawn face amount thereof.

              (e) Closing Fee. Borrower shall pay to LaSalle a closing fee of Forty Thousand Dollars ($40,000), which shall be fully earned, nonrefundable and due on the Closing Date.

              (f) Unused Line Fee. Borrower shall pay to LaSalle at the end of each month, in arrears, an Unused Line Fee equal to one-half of one percent (1/2 of 1%) per annum on the daily average amount by which the Revolving Loan Commitment exceeds the sum of (i) the outstanding principal balance of the Revolving Loans and (ii) the outstanding Letter of Credit Obligations. The Unused Line Fee shall accrue from the Closing Date until the last day of the Term.

              (g) Examination and Appraisal Fees. In addition to the costs and expenses described in paragraph 14(n) hereof, Borrower shall pay to LaSalle an examination fee of $2,000 for each examination performed by or at LaSalle's direction of Borrower's books and records and Collateral and such other matters as LaSalle shall deem appropriate in its commercially reasonable judgment, each such fee to be paid upon the completion of each such examination. Such examinations are generally performed not more than four (4) times in any twelve
(12) month period, unless an Event of Default has occurred and is continuing.

              (h) Capital Adequacy Charge. If LaSalle shall have determined that the adoption of any law, rule or regulation regarding capital adequacy, or any change therein or in the interpretation or application thereof, or compliance by LaSalle with any request or directive regarding capital adequacy (whether or not having the force of law) from any central bank or governmental authority enacted after the Closing Date, does or shall have the effect of reducing the rate of return on LaSalle's capital as a consequence of its obligations hereunder to a level below that which LaSalle could have achieved but for such adoption, change or compliance (taking into consideration LaSalle's policies with respect to capital adequacy) by a material amount, then from time to time, after submission by LaSalle to Borrower of a written demand therefor (which demand should be made with reasonable promptness following such determination), Borrower shall pay to LaSalle such additional amount or amounts as will compensate LaSalle for any such reduction occurring on and after the date of notice that LaSalle shall be entitled to payment hereunder. A certificate of LaSalle claiming entitlement to payment as set forth above shall be conclusive in the absence of manifest error. Such certificate shall set forth the nature of the occurrence giving rise to such reduction, the additional amount or amounts to be paid to LaSalle, and the method by which such amounts were determined. In determining such amount, LaSalle may use any reasonable averaging and attribution method, applied on a non-discriminatory basis.



                                       14.

       6.     LOAN ADMINISTRATION.

              (a) Loan Requests. A request for a Revolving Loan shall be made or shall be deemed to be made and a request for a Capex Loan shall be made, each in the following manner: (i) Borrower shall give LaSalle, in the case of a Revolving Loan, same day notice, no later than 11:30 A.M. (Chicago time) of such day, of its intention to borrow a Revolving Loan, and, in the case of a Capex Loan, at least two (2) Business Days notice of its intention to borrow a Capex Loan, in which notice Borrower shall specify the amount of the proposed borrowing and the proposed borrowing date, and in the case of a notice for a Capex Loan, a statement of the purpose for the Capex Loan together with documentation substantiating the purchase or commitment to purchase Equipment or the making of or the commitment to make the capital expenditures, which documentation shall be satisfactory to LaSalle in its sole discretion; provided, however, that no such request may be made at a time when there exists a Default or an Event of Default; and (ii) the becoming due of any amount required to be paid under this Agreement or any Note, whether on account of interest or for any other Liability, shall be deemed irrevocably to be a request for a Revolving Loan on the due date thereof in the amount required to pay such interest or other Liability. As an accommodation to Borrower, LaSalle may permit telephone requests for Revolving Loans and electronic transmittal of instructions, authorizations, agreements or reports to LaSalle by Borrower. Unless Borrower specifically directs LaSalle in writing not to accept or act upon telephonic or electronic communications from Borrower, LaSalle shall have no liability to Borrower for any loss or damage suffered by Borrower as a result of LaSalle's honoring of any requests, execution of any instructions, authorizations or agreements or reliance on any reports communicated to it telephonically or electronically and purporting to have been sent to LaSalle by Borrower and LaSalle shall have no duty to verify the origin of any such communication or the authority of the Person sending it. Each notice of borrowing shall be irrevocable by and binding on Borrower. Any Capex Loan shall be in the minimum amount of $20,000.

              (b) Disbursement. Borrower hereby irrevocably authorizes LaSalle to disburse the proceeds of each Revolving Loan requested by Borrower, or deemed to be requested by Borrower, and each Capex Loan requested by Borrower as follows: (i) the proceeds of each Revolving Loan and each Capex Loan requested under paragraph 6(a)(i) shall be disbursed by LaSalle in lawful money of the United States of America in immediately available funds, in the case of the initial borrowing, in accordance with the terms of the written disbursement letter from Borrower, and in the case of each subsequent borrowing, by wire transfer to such bank account as may be agreed upon by Borrower and LaSalle from time to time, or elsewhere if pursuant to a written direction from Borrower; and
(ii) the proceeds of each Revolving Loan requested under paragraph 6(a)(ii) shall be disbursed by LaSalle by way of direct payment of the relevant interest or other Liability.

       7. GRANT OF SECURITY INTEREST TO LASALLE. As security for the payment of all Loans now or in the future made by LaSalle to Borrower hereunder and for the payment or other satisfaction of all other Liabilities of Borrower, Borrower hereby collaterally assigns to LaSalle, and grants to LaSalle a continuing security interest in, all of Borrower's right, title and interest in and to each of the kinds and types of property described in subparagraphs (a) through (f) hereof, all replacements, additions, accessions, substitutions and


                                       15.

repairs thereof, all documents, books, records, ledger sheets and files of Borrower relating thereto, and all Proceeds of the foregoing property, in each case, whether now owned or hereafter arising, acquired or created and wherever located: (a) all Accounts (whether or not Eligible Accounts), including Accounts arising from sales made or services rendered under any tradename, tradestyle or division, and all Goods whose sale, lease or other disposition by Borrower has given rise to Accounts and which have been returned to or repossessed or stopped in transit by Borrower; (b) all Chattel Paper, Instruments, Documents and General Intangibles (including, without limitation, all patents, patent applications, trademarks, trademark applications, tradenames, trade secrets, goodwill, copyrights, registrations, licenses, franchises, customer lists, tax refund claims, claims against carriers and shippers, guarantee claims, contracts rights and rights to payments, whether or not earned by performance, security interests, security deposits, rights as assignee of Borrower as purchaser under the Asset Purchase Agreement, including rights of indemnification under Article 11 thereof and any other rights to indemnification, howsoever arising); (c) all Inventory; (d) all Goods (other than Inventory) including, without limitation, Equipment, vehicles and fixtures; (e) all shares of capital stock and interests in capital stock owned beneficially or of record, and all certificates evidencing same and (f) all deposits and cash and any other property of Borrower now or hereafter in the possession, custody or control of LaSalle, its parent or any of its affiliates or subsidiaries, or any participant with LaSalle in the Loans for any purpose (whether for safekeeping, deposit, collection, custody, pledge, transmission or otherwise). Proceeds means and includes (i) whatever is now or hereafter received by Borrower upon the sale, exchange, collection or other disposition of any item of such property and (ii) any such items which are now or hereafter acquired by Borrower with any proceeds of such property.

       8. PRESERVATION OF COLLATERAL AND PERFECTION OF SECURITY INTERESTS THEREIN. Borrower shall, at LaSalle's request, at any time and from time to time, execute and deliver to LaSalle such financing statements, documents and other agreements and instruments (and pay the cost of filing or recording the same in all public offices deemed reasonably necessary or desirable by LaSalle) and do such other acts and things as LaSalle may deem necessary or desirable in order to establish and maintain a valid, attached and perfected security interest in the Collateral in favor of LaSalle (free and clear of all other liens, claims and rights of third parties whatsoever, whether voluntarily or involuntarily created, except Permitted Liens) to secure payment of the Liabilities, and in order to facilitate the collection of the Collateral. Borrower irrevocably hereby makes, constitutes and appoints LaSalle (and all Persons designated by LaSalle for that purpose) as Borrower's true and lawful attorney and agent-in-fact to execute such financing statements, documents and other agreements and instruments and do such other acts and things as may be necessary to preserve and perfect LaSalle's security interest in the Collateral. Borrower further agrees that a carbon, photographic, photostatic or other reproduction of this Agreement or of a financing statement shall be sufficient as a financing statement.

       9. POSSESSION OF COLLATERAL AND RELATED MATTERS. Until an Event of Default has occurred and is continuing, Borrower shall have the right, except as otherwise provided in this Agreement, in the ordinary course of Borrower's business, to (a) sell, lease or furnish under contracts of service any of Borrower's Inventory normally held by Borrower for any such purpose, and (b) use and consume any raw materials, work in process


                                       16.

or other materials normally held by Borrower for such purpose, provided, however, that a sale in the ordinary course of business shall not include any transfer or sale in satisfaction, partial or complete, of a debt owed by Borrower.

       10.    COLLECTIONS.

              (a) Borrower shall direct all of its Account Debtors to make all payments on the Accounts directly to a post office box ("LOCK BOX") with a financial institution acceptable to, and in the name and under exclusive control of, LaSalle. Borrower shall establish an account ("BLOCKED ACCOUNT") in LaSalle's name for the benefit of Borrower with a financial institution acceptable to LaSalle, into which all payments received in the Lock Box shall be deposited, and into which Borrower will immediately deposit all payments made for Inventory or services sold or rendered by Borrower and received by Borrower in the identical form in which such payments were made, whether by cash or check. If Borrower, any Affiliate or Subsidiary of Borrower, or any shareholder, officer, director, employee or agent of Borrower or any Affiliate or Subsidiary, or any other Person acting for or in concert with Borrower shall receive any monies, checks, notes, drafts or other payments relating to or as proceeds of Accounts or other Collateral, Borrower and each such Person shall receive all such items in trust for, and as the sole and exclusive property of, LaSalle and, immediately upon receipt thereof, shall remit the same (or cause the same to be remitted) in kind to the Blocked Account. Each financial institution with which a Lock Box and Blocked Account are established shall acknowledge and agree, in a manner satisfactory to LaSalle, that the amounts on deposit in such Lock Box and Blocked Account are the sole and exclusive property of LaSalle, that such financial institution has no right to setoff against such Lock Box or Blocked Account or against any other account maintained by such financial institution into which the contents of such Blocked Account are transferred, and that such financial institution shall wire, or otherwise transfer in immediately available funds in a manner satisfactory to LaSalle, funds deposited in the Blocked Account on a daily basis as such funds are collected. Borrower agrees that all payments made to the Blocked Account established by Borrower or otherwise received by LaSalle, whether in respect of the Accounts of Borrower or as proceeds of other Collateral of Borrower or otherwise, will be applied on account of the Liabilities of Borrower in accordance with the terms of this Agreement. Borrower agrees to pay all fees, costs and expenses which Borrower incurs in connection with opening and maintaining a Lock Box and Blocked Account. All of such fees, costs and expenses which remain unpaid by Borrower pursuant to any Lock Box or Blocked Account Agreement with Borrower, to the extent same shall have been paid by LaSalle hereunder shall constitute Revolving Loans hereunder, shall be payable to LaSalle by Borrower upon demand, and, until paid, shall bear interest at the highest rate then applicable to Revolving Loans hereunder. All checks, drafts, instruments and other items of payment or proceeds of Collateral delivered to LaSalle in kind shall be endorsed by Borrower to LaSalle, and, if that endorsement of any such item shall not be made for any reason, LaSalle is hereby irrevocably authorized to endorse the same on Borrower's behalf. For the purpose of this paragraph, Borrower irrevocably hereby makes, constitutes and appoints LaSalle (and all Persons designated by LaSalle for that purpose) as Borrower's true and lawful attorney and agent-in-fact (i) to endorse Borrower's name upon said items of payment and/or proceeds of Collateral of Borrower and upon any Chattel Paper, document, instrument, invoice or similar document or agreement relating to any Account of Borrower or goods pertaining thereto; (ii) to take control in any


                                       17.

manner of any item of payment or proceeds thereof; (iii) to have access to any lock box or postal box into which any of Borrower's mail is deposited; and (iv) open and process all mail addressed to Borrower and deposited therein, provided, however, that LaSalle shall not exercise any such powers described in clauses
(i), (ii) and (iv) unless and until an Event of Default has occurred and is continuing.

              (b) LaSalle may, at any time and from time to time after the occurrence and during the continuance of an Event of Default, whether before or after notification to any Account Debtor and whether before or after the maturity of any of the Liabilities, (i) enforce collection of any of Borrower's Accounts or contract rights by suit or otherwise; (ii) exercise all of Borrower's rights and remedies with respect to proceedings brought to collect any Accounts; (iii) surrender, release or exchange all or any part of any Accounts of Borrower, or compromise or extend or renew for any period (whether or not longer than the original period) any indebtedness thereunder; (iv) sell or assign any Account of Borrower upon such terms, for such amount and at such time or times as LaSalle deems advisable; (v) prepare, file and sign Borrower's name on any proof of claim in bankruptcy or other similar document against any Account Debtor indebted on an Account of Borrower; and (vi) do all other acts and things which are necessary, in LaSalle's sole discretion, to fulfill Borrower's obligations under this Agreement and to allow LaSalle to collect the Accounts. In addition to any other provision hereof, LaSalle may at any time on or after the occurrence and during the continuance of an Event of Default, at Borrower's expense, notify any parties obligated on any of the Accounts of Borrower to make payment directly to LaSalle of any amounts due or to become due thereunder.

              (c) LaSalle shall, within two (2) Business Days after receipt by LaSalle at its office in Chicago, Illinois of cash or other immediately available funds from collections of items of payment and proceeds of any Collateral, apply the whole or any part of such collections or proceeds: (i) if such Collateral consists of Accounts, and no Event of Default has occurred and is continuing, (A) on any day other than a day when a payment of interest, charges, fees or expenses is due hereunder, to the outstanding principal balance of the Revolving Loans made to Borrower, and (B) on a day when a payment by Borrower of interest, charges, fees or expenses is due hereunder, first to the payment of such charges (other than interest charges), fees or expenses; second to the payment of interest payable by Borrower and third to the outstanding principal balance of the Revolving Loans and (ii) if such Collateral consists of any property other than Accounts, against the Liabilities of Borrower in such order as LaSalle shall determine in its sole discretion. Upon the occurrence and during the continuance of an Event of Default, LaSalle may apply the whole or any part of such collections or proceeds, regardless of the type or kind of Collateral giving rise thereto, against the Liabilities in such order as LaSalle shall determine in its sole discretion.

              (d) In its reasonable credit judgment, without waiving or releasing any obligation, liability or duty of Borrower under this Agreement or the Other Agreements or any Event of Default, at any time or times hereafter, except for Permitted Liens, LaSalle may (but shall not be obligated to) pay, acquire or accept an assignment of any security interest, lien, encumbrance or claim asserted by any Person in, upon or against the Collateral. All sums paid by LaSalle in respect thereof and all costs, fees and expenses (including without limitation reasonable attorney fees, all court costs and all other charges relating thereto) incurred by


                                       18.

LaSalle shall constitute Revolving Loans, payable by Borrower to LaSalle on demand and, until paid, shall bear interest at the highest rate then applicable to Revolving Loans hereunder.

              (e) Immediately upon Borrower's receipt of any portion of the Collateral evidenced by an agreement, Instrument or Document including, without limitation, any Chattel Paper, Borrower shall deliver the original thereof to LaSalle together with an appropriate endorsement or other specific evidence of assignment thereof to LaSalle (in form and substance acceptable to LaSalle). If an endorsement or assignment of any such items shall not be made for any reason, LaSalle is hereby irrevocably authorized, as Borrower's attorney and agent-in-fact, to endorse or assign the same on Borrower's behalf.

       11.    SCHEDULES AND REPORTS.

              (a) Borrower shall deliver to LaSalle on Monday of each week (or on the next Business Day if such Monday is not a Business Day), by facsimile transmission, a report of Borrower's invoice activity for the previous week.

              (b) Within fifteen (15) days after the close of each calendar month, and at such other times as may be requested by LaSalle from time to time hereafter, Borrower shall deliver to LaSalle a borrowing base certificate for such month, in form and substance satisfactory to LaSalle, together with an aged trial balance of Borrower's accounts payable as of the end of such month. At such times as may be requested by LaSalle from time to time hereafter, Borrower shall deliver to Lasalle: (i) a schedule identifying by age each Account of Borrower together with copies of the invoices when requested by LaSalle (with evidence of shipment attached) pertaining to each such Account, for the month (or other applicable period) immediately preceding; (ii) such additional schedules, certificates, reports and information with respect to the Collateral as LaSalle may from time to time reasonably require and (iii) a confirmation of the collateral assignment of any or all items of Collateral to LaSalle. LaSalle, through its officers, employees or agents, shall have the right, at any time and from time to time in LaSalle's name, in the name of a nominee of LaSalle or in Borrower's name, to verify the validity, amount or any other matter relating to any of Borrower's Accounts, by mail, telephone, telegraph or otherwise. Borrower shall reimburse LaSalle, on demand, for all reasonable costs, fees and expenses incurred by LaSalle in this regard.

              (c) Without limiting the generality of the foregoing, Borrower shall deliver to LaSalle, at least once a month within fifteen (15) days after the close of each month (or more frequently when requested by LaSalle), a report with respect to Borrower's Inventory. Borrower shall immediately notify LaSalle of any event causing loss or depreciation in value of Borrower's Inventory (other than normal depreciation occurring in the ordinary course of business).

              (d) All schedules, certificates, reports and assignments and other items delivered by Borrower to LaSalle hereunder shall be executed by an authorized representative of Borrower and shall be in such form and contain such information as LaSalle shall reasonably request. Borrower shall deliver from time to time such other schedules and reports pertaining to the Collateral of Borrower as LaSalle may reasonably request.



                                       19.

       12.    TERMINATION.

              (a) This Agreement shall be in effect during the period from the date hereof until the date which coincides with the third anniversary of the Closing Date (such period being referred to herein as the "TERM"). Borrower shall pay all of the Liabilities in full on the last day of the Term unless the due date of the Liabilities is accelerated pursuant to paragraph 17 hereof. This Agreement shall terminate on the date that the Liabilities are paid in full, provided, however, that the security interests and liens created under this Agreement and the Other Agreements shall survive such termination until the date upon which payment and satisfaction in full of the Liabilities shall have occurred. At such time as Borrower has repaid all of the Liabilities and this Agreement has terminated, (i) if Borrower is obtaining new financing from another lender, Borrower shall deliver such lender's indemnification of LaSalle, in form and substance satisfactory to LaSalle, for checks which LaSalle has credited to Borrower's account, but which subsequently are dishonored for any reason and (ii) LaSalle shall deliver to Borrower executed UCC-3 termination statements terminating LaSalle's security interests in the Collateral, and any other document or instrument relating to such repayment of the Liabilities as Borrower may reasonably request.

              (b) If, during the term of this Agreement, Borrower prepays all or any portion of the Liabilities, and in connection therewith, Borrower either
(a) permits any security agreement, financing statement or analogous instrument to be executed or filed with respect to the Collateral for the benefit of someone other than LaSalle, or (b) creates, incurs or assumes any liability for borrowed money (except for borrowings from LaSalle and borrowings permitted pursuant to paragraph 13(q) hereof), owing by Borrower, Borrower agrees to pay to LaSalle, as a prepayment fee, in addition to the payment of all other Liabilities owing by Borrower, an amount equal to: (i) one percent (1%) of the Total Credit Facility if this Agreement is terminated during the first or second year of the Term; and (ii) one-half of one percent (1/2 of 1%) of the Total Credit Facility if this Agreement is terminated during the third year of the Term, except if such prepayment is the result of LaSalle's election to terminate the Loan Agreement for any reason other than Borrower's default hereunder. Notwithstanding the foregoing, Borrower shall not be obligated to pay the prepayment fee described in the immediately preceding sentence, if, but only if, all of the following conditions shall have been met: (1) Borrower shall have incurred liability for borrowed money to prepay the Liabilities; (2) the proceeds of such borrowed money shall have been used in whole or in part (A) to acquire, directly or indirectly, all or substantially all of the assets or capital stock of any Person and, (B) to prepay the Liabilities; and (3) prior to the incurrence of such liability for borrowed money, Borrower shall have offered to LaSalle, and LaSalle shall have declined in writing, in a timely fashion, the opportunity to increase the Total Credit Facility in order to consummate the transaction described in clause (2)(A) hereof.

              (c) Borrower shall make a mandatory prepayment of the unpaid principal balance of all Loans, together with a payment of the accrued and unpaid interest thereon, which prepayment and payment shall be due and payable on the date, if any, of prepayment by CCC of the obligations owing by it to LaSalle, pursuant to paragraph 12(b) of the Loan and Security Agreement between them dated as of December 19, 1995.



                                       20.

       13. REPRESENTATIONS AND WARRANTIES. Borrower hereby makes the following representations, warranties and covenants:

              (a) the financial statements delivered or to be delivered by Borrower to LaSalle at or prior to the date of this Agreement and at all times subsequent thereto accurately reflect the financial condition of Borrower, and there has been no event or development which has occurred since the date of the Borrower's financial statements delivered to LaSalle most recently prior to the date of this Agreement which has had, or is reasonably likely to have, a Material Adverse Effect;

              (b) the office where Borrower keeps its books, records and accounts (or copies thereof) concerning the Collateral, Borrower's principal place of business and all of Borrower's other places of business, locations of Collateral and post office boxes are as set forth in Exhibit A; Borrower shall promptly (but in no event less than ten (10) days prior thereto) advise LaSalle in writing of the proposed opening of any new place of business, the closing of any existing place of business, any change in the location of Borrower's books, records and accounts (or copies thereof) or the opening or closing of any post office box of Borrower;

              (c) the Collateral, including without limitation the Equipment (except any part thereof which prior to the date of this Agreement Borrower shall have advised LaSalle in writing consists of Collateral normally used in more than one state) is and shall be kept, or, in the case of vehicles, based, only at the addresses set forth on the first page of this Agreement or on Exhibit A, and at other locations within the continental United States of which LaSalle has been advised by Borrower in writing;

              (d) so long as Borrower has title to any Goods, Borrower shall immediately give written notice to LaSalle of any use of any such Goods in any state other than a state in which Borrower has previously advised LaSalle such Goods shall be used, and such Goods shall not, unless LaSalle shall otherwise consent in writing, be used outside of the continental United States;

              (e) no security agreement, financing statement or analogous instrument exists or shall exist with respect to any of the Collateral other than any security agreement, financing statement or analogous instrument evidencing Permitted Liens;

              (f) each Account or item of Inventory which Borrower shall, expressly or by implication, request LaSalle to classify as an Eligible Account or as Eligible Inventory, respectively, shall, as of the time when such request is made, conform in all respects to the requirements of such classification as set forth in the respective definitions of Eligible Account and Eligible Inventory and as otherwise established by LaSalle from time to time, and Borrower shall promptly notify


                                       21.

LaSalle in writing if any such Eligible Account or Eligible Inventory shall subsequently become ineligible;

              (g) Borrower is and shall at all times during the Term be the lawful owner of all Collateral now purportedly owned or hereafter purportedly acquired by Borrower, free from all liens, claims, security interests and encumbrances whatsoever, whether voluntarily or involuntarily created and whether or not perfected, other than the Permitted Liens;

              (h) Borrower has the right and power and is duly authorized and empowered to enter into, execute and deliver this Agreement and the Other Agreements and perform its obligations hereunder and thereunder; Borrower's execution, delivery and performance of this Agreement and the Other Agreements does not conflict with the provisions of any statute, regulation, ordinance or rule of law, or any agreement, contract or other document which is binding on Borrower, and Borrower's execution, delivery and performance of this Agreement and the Other Agreements shall not result in the imposition of any lien or other encumbrance upon any of Borrower's property under any existing indenture, mortgage, deed of trust, loan or credit agreement or other agreement or instrument by which Borrower or any of its property may be bound or affected, other than in favor of LaSalle;

              (i) as of the Closing Date, there are no actions or proceedings which are pending against Borrower except as set forth on Schedule 13(i). There are no actions or proceedings pending against Borrower that are reasonably likely to have a Material Adverse Effect. There are no actions or proceedings which, to the best of Borrower's knowledge, are threatened against Borrower which are reasonably likely to have a Material Adverse Effect and Borrower shall, promptly upon becoming aware of any such threatened action or proceeding, give written notice thereof to LaSalle;

              (j) Borrower has obtained all licenses, authorizations, approvals and permits, the lack of which would have a Material Adverse Effect on the operation of its business, and Borrower is and shall remain in compliance in all material respects with all applicable federal, state, local and foreign statutes, orders, regulations, rules and ordinances (including, without limitation, statutes, orders, regulations, rules and ordinances relating to taxes, employer and employee contributions and similar items, securities, employee retirement and welfare benefits, employee health and safety or environmental matters), the failure to comply with which would have or is reasonably likely to have a Material Adverse Effect;



                                       22.

              (k) all written information now, heretofore or hereafter furnished by Borrower to LaSalle is and shall be true and correct in all material respects as of the date with respect to which such information was or is furnished (except for financial projections, which have been prepared in good faith based upon reasonable assumptions);

              (l) Borrower is not conducting, permitting or suffering to be conducted, nor shall it conduct, permit or suffer to be conducted, any activities pursuant to or in connection with which any of the Collateral is now, or will (while any Liabilities remain outstanding) be owned by any Affiliate; provided, however, that Borrower may enter into transactions with Affiliates in the ordinary course of business pursuant to terms that are no less favorable to Borrower than the terms upon which such transfers or transactions would have been made had they been made to or with a Person that is not an Affiliate and, in connection therewith, may transfer cash or property to Affiliates for fair value;

              (m) Borrower's name has always been as set forth on the first page of this Agreement and Borrower uses no tradenames or division names in the operation of its business, except as otherwise disclosed in writing to LaSalle and Borrower shall notify LaSalle in writing within ten (10) days of the change of its corporate name or the use of any tradenames or division names not previously disclosed to LaSalle in writing;

              (n) with respect to Borrower's Equipment: (i) Borrower has good and indefeasible and merchantable title to and ownership of all Equipment, including, without limitation, the Equipment described or listed on the schedule of Equipment delivered to LaSalle concurrently with this Agreement; (ii) Borrower shall keep and maintain the Equipment in good operating condition and repair and shall make all necessary replacements thereof and renewals thereto so that the value and operating efficiency thereof shall at all times be preserved and maintained, ordinary wear and tear excepted; (iii) Borrower shall not permit any such items to become a fixture to real estate or an accession to other personal property; (iv) from time to time Borrower may sell, exchange or otherwise dispose of obsolete, unused or worn out Equipment, but only to the extent provided in paragraph 3(b)(i) hereof; and (v) Borrower, immediately on demand by LaSalle, shall deliver to LaSalle any and all evidence of ownership of, including, without limitation, certificates of title and applications of title to, any of the Equipment;

              (o) this Agreement and the Other Agreements to which Borrower is a party are the legal, valid and binding obligations of Borrower and are enforceable against Borrower in accordance with their respective terms, except to the extent that such enforceability may be limited by applicable law affecting the rights of creditors generally and by other equitable principles of law;




                                       23.

              (p) Borrower is solvent, is able to pay its debts as they become due and has capital sufficient to carry on its business, now owns property having a value both at fair valuation and at present fair saleable value greater than the amount required to pay its debts, and will not be rendered insolvent by the execution and delivery of this Agreement or any of the Other Agreements or by completion of the transactions contemplated hereunder or thereunder;

              (q) Borrower is not now obligated, whether directly or indirectly, for any loans or other indebtedness, whether for borrowed money or otherwise other than (i) the Liabilities; (ii) indebtedness disclosed to LaSalle on Schedule 13 (q); (iii) unsecured indebtedness to trade creditors arising in the ordinary course of Borrower's business; (iv) indebtedness arising under the Subordinated Notes; (v) unsecured indebtedness arising from the endorsement of drafts and other instruments for collection, in the ordinary course of Borrower's business; and (vi) indebtedness incurred in connection with the financing of Capital Expenditures;

              (r) Borrower does not own any margin securities, and none of the proceeds of the Loans hereunder shall be used for the purpose of purchasing or carrying any margin securities or for the purpose of reducing or retiring any indebtedness which was originally incurred to purchase any margin securities or for any other purpose not permitted by Regulation G or Regulation U of the Board of Governors of the Federal Reserve System as in effect from time to time;

              (s) except as otherwise disclosed on Schedule 13(s), Borrower has no Parents, Subsidiaries or divisions, nor is Borrower engaged in any joint venture or partnership with any other Person;

              (t) Borrower is duly organized and in good standing in its state of organization and Borrower is duly qualified and in good standing in all states where the nature and extent of the business transacted by it or the ownership of its assets makes such qualification necessary, except for such other states in which the failure to so qualify would not have a Material Adverse Effect;

              (u) Borrower is not in default under any material contract, lease or commitment to which it is a party or by which it is bound, nor does Borrower know of any dispute regarding any contract, lease or commitment which is material to the continued financial success and well-being of Borrower;

              (v) there are no controversies pending or threatened between Borrower and any of its employees, other than employee grievances arising in the ordinary course of business which are not, in the aggregate, material to the continued financial success and well-being of Borrower, and Borrower is in compliance in all material respects with all federal and state laws respecting employment and employment terms, conditions and practices, except where the failure to so comply would not have a Material Adverse Effect; and



                                       24.

              (w) Borrower possesses, and shall continue to possess, adequate licenses, patents, patent applications, copyrights, service marks, trademarks, trademark applications, tradestyles and tradenames to continue to conduct its business as heretofore conducted by it.

Borrower represents, warrants and covenants to LaSalle that all representations, warranties and covenants of Borrower contained in this Agreement (whether appearing in paragraphs 13 or 14 hereof or elsewhere) shall be true at the time of Borrower's execution of this Agreement, shall survive the execution, delivery and acceptance hereof by the parties hereto and the closing of the transactions described herein or related hereto, and shall be remade by Borrower at the time each Loan is made and each Letter of Credit is issued pursuant to this Agreement.

       14. COVENANTS. Until payment or satisfaction in full of all Liabilities and termination of this Agreement, unless Borrower obtains LaSalle's prior written consent waiving or modifying any of Borrower's covenants hereunder in any specific instance, Borrower agrees as follows:

              (a) Borrower shall at all times keep accurate and complete books, records and accounts with respect to all of Borrower's business activities, in accordance with GAAP, consistently applied, and shall keep such books, records and accounts, and any copies thereof, only at the addresses indicated for such purpose on Exhibit A;

              (b) Borrower agrees to deliver to LaSalle the following information, including the following financial information, all of which financial information shall be prepared in accordance with GAAP, consistently applied: (i) no later than forty-five (45) days after each calendar month, copies of internally prepared financial statements of Borrower and its Subsidiaries, on a consolidated and consolidating, monthly and year-to-date basis including, without limitation, balance sheets and statements of income, retained earnings and cash flow of Borrower and its Subsidiaries, certified by the chief financial officer of Borrower and accompanied by an officer's certificate certifying that no Event of Default exists hereunder, together, if applicable, with a comparison to the balance sheets, statements of income, retained earnings and cash flow of the Borrower or its Subsidiaries for the same periods in the prior year; (ii) no later than ninety (90) days after the end of each of the Parent's fiscal years, annual financial statements of the Parent and its Subsidiaries on a consolidated basis certified by independent certified public accountants selected by the Parent and reasonably satisfactory to LaSalle, together with such accountants' "management letter"; and (iii) no later than fifteen (15) days prior to the end of each fiscal year, beginning with the fiscal year ended December 31, 1997, projections on a month-by-month basis of Borrower's financial condition and results of operations for the next succeeding year, including a projected balance sheet, statement of income, statement of retained earnings, and statement of cash flows, such projections to be prepared by the chief financial officer of Borrower;



                                       25.

              (c) LaSalle, or any Persons designated by it, shall have the right, at any time, in the exercise of its commercially reasonable credit judgment, to call at Borrower's places of business at any reasonable times upon prior notice (unless an Event of Default has occurred and is continuing), and, without hindrance or delay, to inspect the Collateral and to inspect, audit, check and make extracts from Borrower's books, records, journals, orders, receipts and any correspondence and other data relating to Borrower's business, the Collateral or any transactions between the parties hereto, and shall have the right to make such verification concerning Borrower's business as LaSalle may consider reasonable under the circumstances. Borrower shall furnish to LaSalle such information relevant to LaSalle's rights under this Agreement as LaSalle shall at any time and from time to time reasonably request. Borrower authorizes LaSalle to discuss the affairs, finances and business of Borrower with any officers or directors of Borrower or any Affiliate or with those managerial employees of Borrower with whom LaSalle has determined in its commercially reasonable judgment to be necessary or desirable to converse, or directors of any Affiliate, and to discuss the financial condition of Borrower with Borrower's independent public accountants. Any such discussions shall be without liability to LaSalle or to such accountants. Borrower shall pay to or reimburse LaSalle for all reasonable fees, costs, and out-of-pocket expenses incurred by LaSalle in the exercise of its rights hereunder (other than the fees payable by Borrower pursuant to paragraph 5(g) hereof in connection with LaSalle's examination, prior to the occurrence and continuance of an Event of Default, of Borrower's books and records and Collateral) and all of such costs, fees and expenses shall constitute Revolving Loans hereunder, shall be payable on demand and, until paid, shall bear interest at the highest rate then applicable to Loans hereunder;

              (d) (i) Borrower shall: keep the Collateral properly housed and shall keep the Collateral insured against such risks and in such amounts as are customarily insured against by Persons engaged in businesses similar to that of Borrower with such companies, in such amounts and under policies in such form as shall be reasonably satisfactory to LaSalle. Originals or certified copies of such policies of insurance have been or shall be delivered to LaSalle within fifteen (15) days after the Closing Date, together with evidence of payment of all premiums therefor, and shall contain an endorsement, in form and substance acceptable to LaSalle, showing loss under such insurance policies payable to LaSalle. Such endorsement, or an independent instrument furnished to LaSalle, shall provide that the insurance company shall give LaSalle at least thirty (30) days written notice before any such policy of insurance is altered or cancelled and that no act, whether willful or negligent, or default of Borrower or any other Person shall affect the right of LaSalle to recover under such policy of insurance


                                  26.

                     in case of loss or damage. Borrower hereby directs all insurers under such policies of insurance to pay all proceeds payable thereunder directly to LaSalle. Borrower irrevocably, makes, constitutes and appoints LaSalle (and all officers, employees or agents designated by LaSalle) as Borrower's true and lawful attorney (and agent-in-fact) for the purpose of making, settling and adjusting claims under such policies of insurance, endorsing the name of Borrower on any check, draft, instrument or other item of payment for the proceeds of such policies of insurance and making all determinations and decisions with respect to such policies of insurance, provided, however, that LaSalle shall exercise such rights only upon the occurrence and during the continuance of an Event of Default;

                     (ii) Borrower shall maintain, at its expense, such public liability and third party property damage insurance as is customary for Persons engaged in businesses similar to that of Borrower with such companies and in such amounts, with such deductibles and under policies in such form as shall be reasonably satisfactory to LaSalle and originals or certified copies of such policies have been or shall be delivered to LaSalle within fifteen (15) days after the Closing Date, together with evidence of payment of all premiums therefor; each such policy shall contain an endorsement showing LaSalle as additional insured thereunder and providing that the insurance company shall give LaSalle at least thirty (30) days written notice before any such policy shall be altered or cancelled; and

                     (iii) If Borrower at any time or times hereafter shall fail to obtain or maintain any of the policies of insurance required above or to pay any premium in whole or in part relating thereto, then LaSalle, without waiving or releasing any obligation or default by Borrower hereunder, may (but shall be under no obligation to) obtain and maintain such policies of insurance and pay such premiums and take such other actions with respect thereto as LaSalle deems advisable. All sums disbursed by LaSalle in connection with any such actions, including, without limitation, court costs, expenses, other charges relating thereto and reasonable attorneys' fees, shall constitute Revolving Loans hereunder and, until paid, shall bear interest at the highest rate then applicable to Revolving Loans hereunder.




                                  27.

                     (e) Borrower shall not use the Collateral, or any part thereof, in any unlawful business or for any unlawful purpose or use or maintain any of the Collateral in any manner that does or could result in material damage to the environment or a violation of any applicable environmental laws, rules or regulations, if any such use has or is reasonably likely to have a Material Adverse Effect; Borrower shall keep the Collateral in good condition, repair and order, ordinary wear and tear excepted; Borrower shall not permit the Collateral, or any part thereof, to be levied upon under execution, attachment, distraint or other legal process; Borrower shall not sell, lease, grant, suffer or otherwise permit to exist a security interest in or otherwise dispose of any of its property except as expressly permitted by this Agreement; and Borrower shall not secrete or abandon any of the Collateral, or remove or permit removal of any of the Collateral from any of the locations listed on Exhibit A or in any written notice to LaSalle pursuant to paragraph 13 hereof, except for the removal of Inventory sold in the ordinary course of Borrower's business as permitted in this Agreement;

                     (f) all monies and other property obtained by Borrower from LaSalle pursuant to this Agreement will be used solely for business purposes of Borrower, and, in the case of the initial Loan, may be used to pay costs and expenses directly associated with the closing of this Agreement and the repayment of obligations incurred in connection with the Asset Acquisition;

                     (g) Borrower shall, at the request of LaSalle, indicate on its records concerning the Collateral a notation, in form reasonably satisfactory to LaSalle, of the security interest of LaSalle hereunder, and Borrower shall not maintain duplicates or copies of such records at any address other than Borrower's principal place of business set forth on the first page of this Agreement; provided, however, that Borrower, in the ordinary course of its business, may furnish copies of such records to its accountants, attorneys and other agents or advisors as it may determine to be necessary or desirable, in the exercise of its commercially reasonable judgment;

                     (h) Borrower shall file all required tax returns and pay all of its taxes when due, including, without limitation, taxes imposed by federal, state or municipal agencies, and shall cause any liens for taxes to be promptly released; provided that Borrower shall have the right to contest the payment of such taxes in good faith by appropriate proceedings so long as (i) the amount so contested is shown on Borrower's financial statements, (ii) upon the occurrence and during the continuance of Event of Default, Borrower keeps on deposit with LaSalle (such deposit to be held without interest) an amount of money which, in the sole judgment of LaSalle, is sufficient to pay such taxes and any interest or penalties that may accrue thereon, and
                     (iii) if Borrower fails to prosecute such contest with reasonable diligence, LaSalle may apply the money so deposited in payment of such taxes. If Borrower fails to pay any such taxes and in the absence of any such contest by Borrower, LaSalle may (but shall be under no obligation to) advance and pay any sums required to pay any such taxes and/or to secure the


                                       28.

                     release of any lien therefor, and any sums so advanced by LaSalle shall constitute Revolving Loans hereunder, shall be payable by Borrower to LaSalle on demand, and, until paid, shall bear interest at the highest rate then applicable to Revolving Loans hereunder;

                     (i) Borrower shall not (i) incur, create, assume or suffer to exist any indebtedness other than (A) indebtedness arising under this Agreement, (B) unsecured indebtedness owing in the ordinary course of business to trade suppliers, (C) indebtedness arising under the Subordinated Notes and (D) any other indebtedness described in paragraph 13(q)(ii) hereof; or (ii) assume, guarantee or endorse, or otherwise become liable in connection with, the obligations of any Person, except by endorsement of instruments for deposit or collection or similar transactions in the ordinary course of business;

                     (j) Borrower shall not enter into any merger or consolidation, or sell, lease or otherwise dispose of all or substantially all of its assets; provided, however, that Borrower may merge with CCC, upon the prior written consent of LaSalle, which consent shall not be unreasonably withheld or delayed. Without the prior written consent of LaSalle, which consent shall not be unreasonably withheld or delayed, Borrower shall not create any new Subsidiary or Affiliate or issue any shares of, or warrants or other rights to receive or purchase any shares of, any class of its stock. Borrower shall not enter into any transaction outside the ordinary course of Borrower's business;

                     (k) Except as may be required to repay on the Closing Date obligations to AMT incurred in connection with the Asset Acquisition, Borrower shall not (i) declare or pay any dividend or other distribution (whether in cash or in kind) on, purchase, redeem or retire any shares of any class of its stock, or make any payment on account of, or set apart assets for the repurchase, redemption, defeasance or retirement of, any class of its stock; or (ii) make any optional payment or prepayment on or redemption (including without limitation by making payments to a sinking fund or analogous fund) or repurchase of any indebtedness for borrowed money other than indebtedness pursuant to this Agreement;

                     (l) Borrower shall not make any investment in, or make any loan, advance, capital contribution or transfer of property to, any Person, whether in cash, securities or other property of any kind, other than direct obligations of the United States or interest-bearing demand or time deposits insured by the Federal Deposit Insurance Corporation or similar federal insurance program or publicly traded obligations of LaSalle, ABN AMRO Bank N.V. or any other subsidiary of ABN AMRO Bank N.V. except that Borrower may make loans or advances in the ordinary course of business to CCC, so long as such loans and advances are made at arm's length and on fair and reasonable terms;



                                       29.

                     (m) Without prior written notice to LaSalle, Borrower shall not make any material change in its organizational documents; provided, however, that Borrower shall not make any change to its organizational documents that would adversely affect, or would be reasonably likely to adversely affect, LaSalle. Borrower shall not change its fiscal year;

                     (n) Borrower shall reimburse LaSalle for all costs and expenses including, without limitation, legal expenses and reasonable attorneys' fees (including the allocated costs of in-house counsel), incurred by LaSalle in connection with the documentation and consummation of this transaction and any other transactions between Borrower and LaSalle, including, without limitation, Uniform Commercial Code and other public record searches, lien filings, Federal Express or similar express or messenger delivery, appraisal costs, surveys, title insurance and environmental audit or review costs, and in seeking to collect, protect or enforce any rights in or to the Collateral or incurred by LaSalle in seeking to collect any Liabilities and to administer and enforce any of LaSalle's rights under this Agreement. Borrower shall also pay all normal service charges with respect to accounts maintained by LaSalle for the benefit of Borrower. All such costs, expenses and charges shall constitute Revolving Loans hereunder, shall be payable by Borrower to LaSalle on demand, and, until paid, shall bear interest at the highest rate then applicable to Revolving Loans hereunder; and

                     (o) Borrower shall maintain and keep in full force and effect each of the financial covenants set forth below. The calculation and determination of each such financial covenant, and all accounting terms contained therein, shall be so calculated and construed in accordance with GAAP:

                            (i) Tangible Net Worth. Borrower shall maintain at all times a Tangible Net Worth of not less than $1,000,000.

                            (ii) Interest Coverage Ratio. Borrower shall maintain as of the end of each fiscal quarter, commencing with the fiscal quarter ending June 30, 1997 a ratio of (A) EBITDA for such fiscal quarter to (B) interest expense for such fiscal quarter, of not less than 1.50 to 1.00.

                            (iii) Debt Service Coverage Ratio. For each period set forth below, Borrower shall maintain a Debt Service Coverage Ratio, as of the end of each such period, of not less than the ratio set forth below opposite each such period; provided, however, that for purposes of determining compliance with this covenant, (A) indebtedness incurred or repaid in connection with Revolving Loans shall be excluded and (B) each scheduled monthly installment of principal of each Capex Loan and Term Loan payable during the last year of the Term shall be deemed to constitute "current principal maturities of long term debt", as such phrase is used in clause (B) of the definition of Debt Service Coverage Ratio:


                                      30.

                                                    Minimum Debt Service
          Period                                       Coverage Ratio
---------------------------                       ------------------------
fiscal quarter ending in                                1.00 to 1.00
    June, 1997

two fiscal quarters ending in                           1.00 to 1.00
    September, 1997

three fiscal quarters ending                            1.00 to 1.00
    in December, 1997

four fiscal quarters ending                             1.00 to 1.00
    in March, 1998

each period of four fiscal                              1.00 to 1.00
    quarters ending in June,
    September, and
    December, 1998

four fiscal quarters ending                             1.25 to 1.00
    in March, 1999, and
    each period of four fiscal
    quarters thereafter


                  (iv) Capital Expenditures. Other than Capital Expenditures the acquisition of which is financed, Borrower shall not make Capital Expenditures, of an aggregate amount of more than (A) $200,000 during Fiscal Year 1997, (B) $200,000 during Fiscal Year 1998 and (C) $900,000 during Fiscal Year 1999.

          (p) Notwithstanding paragraph 14(h)(ii), Borrower shall not make any payments or prepayments of principal of or interest on the Subordinated Notes other than pursuant to the terms thereof, as in effect on the Closing Date and Borrower shall not amend or modify the Subordinated Notes.

    15.   CONDITIONS PRECEDENT.

          (a) The obligation of LaSalle to fund the Term Loans, the Capex Loan or to fund the initial Revolving Loan, and to co-sign as applicant for the initial Letter of Credit, is subject to the satisfaction or waiver on or before the Closing Date of the following conditions precedent:

                  (i) LaSalle shall have received each of the agreements, opinions, reports, approvals, consents, certificates and other documents set forth on the closing document list attached hereto as Schedule A (the "Closing Document List").

                  (ii) Since November 30, 1996 no event shall have occurred which has had or could reasonably be expected to have a Material Adverse Effect (as determined by LaSalle in its sole discretion), Borrower shall not be in default under any agreement or


                                       31.

          instrument to which it is a party or pursuant to which it or its property is bound and Borrower shall be in compliance with all laws, orders, regulations and rules applicable to it.

                  (iii) LaSalle shall have received payment in full of all fees and expenses payable to it by Borrower on or before the Closing Date.

                  (iv) LaSalle shall have determined that immediately after giving effect to (A) the making of the initial Loans, including without limitation the Term Loan, the Capex Loan and the Revolving Loans, if any, requested to be made on the Closing Date, (B) the issuance of the initial Letter of Credit, if any, requested to be made on the Closing Date and (C) the payment or reimbursement by Borrower of LaSalle for all closing costs and expenses incurred in connection with the transactions contemplated hereby, on a pro forma basis the Excess Availability of Borrower shall not be less than Three Hundred Thousand Dollars ($300,000).

                  (v) LaSalle shall have received a certificate from Borrower's chief executive officer or chief financial officer, pursuant to which such officer shall certify that in calculating the Excess Availability described in clause (iv) above, Borrower's outstanding trade payables were (and are) current and not past due in any material respect.

                  (vi) The Obligors shall have executed and delivered to LaSalle all documents which LaSalle determines are reasonably necessary to consummate the transactions contemplated hereby.

                  (vii) LaSalle shall have reviewed to its satisfaction the results of a field examination, performed by LaSalle as of a recent date, of the Collateral and of Borrower's books and records and its trade suppliers.

                  (viii) LaSalle shall have received the approval of its credit committee of the transactions contemplated to occur hereunder.

                  (ix) Borrower shall have delivered to LaSalle copies of the executed Asset Purchase Agreement with all attachments and schedules thereto.

                  (x) LaSalle shall have determined that on a pro forma basis, after giving effect to the consummation of the Asset Acquisition, the consummation of the other transactions contemplated by this Agreement and the Other Agreements, and the making of the initial Loans, both before and after such events, Borrower shall not (A) be insolvent or rendered insolvent, (B) be left with an unreasonably small amount of capital with which to engage in its business or (C) have incurred debts beyond its ability to pay as such debts mature.



                                       32.

                  (xi) LaSalle shall have reviewed to its satisfaction, projections prepared by Borrower of its financial performance, on a month-by-month basis, for the twelve (12) month period following the Closing Date.

                  (xii) LaSalle shall have reviewed to its satisfaction, the results of an environmental examination of all real property owned or operated by Borrower, such examination to be performed by an environmental consulting firm acceptable to LaSalle.

                  (xiii) LaSalle shall have received a guarantee in form and substance satisfactory to it, from AMT and from CCC.

                  (xiv) Borrower shall execute an instrument of assignment pursuant to which the Key Man Life Insurance Policy shall be collaterally assigned to LaSalle to secure the payment and performance of the Liabilities, such instrument to contain terms and conditions satisfactory to LaSalle and to be acknowledged in writing by the issuer of the Key Man Life Insurance Policy.

                  (xv) Borrower shall cause to be delivered to LaSalle a landlord's waiver and consent agreement, executed in favor of LaSalle by the lessor of the premises located at 1020 N. Marshall Avenue, El Cajon, California 92020, such agreement to contain terms and conditions acceptable to LaSalle in its commercially reasonable judgment.

                  (xvi) CCC shall have entered into a First Amendment to Loan and Security Agreement with LaSalle, in form and substance satisfactory to LaSalle.

          (b) After the Closing Date, the obligation of LaSalle to make any requested Revolving Loan, Capex Loan or Term Loan, or to co-sign as applicant for any requested Letter of Credit is subject to the satisfaction of the conditions precedent set forth below. Each such request shall constitute a representation and warranty that such conditions are satisfied:

                  (i) All representations and warranties contained in this Agreement and the Other Agreements shall be true and correct in all material respects on and as of the date of such request, as if then made, other than representations and warranties that relate solely to an earlier date;

                  (ii) No Default or Event of Default shall have occurred, or would result from the making of the requested Revolving Loan, Capex Loan or Term Loan, or the issuance of the requested Letter of Credit, which has not been waived; and

                  (iii) Since the Closing Date, no event has occurred which has had or could reasonably be expected to have a Material Adverse Effect.

       16. DEFAULT. The occurrence of any one or more of the following events shall constitute an "EVENT OF DEFAULT" hereunder:



                                       33.

       (a) the failure of any Obligor to pay when due, declared due, or demanded by LaSalle in accordance with the terms hereof, any of the Liabilities;

       (b) the failure of any Obligor to perform, keep or observe any of the covenants, conditions, promises, agreements or obligations of such Obligor under this Agreement or any of the Other Agreements;

       (c) the making or furnishing by any Obligor to LaSalle of any representation, warranty, certificate, schedule, report or other communication within or in connection with this Agreement or the Other Agreements or in connection with any other agreement between such Obligor and LaSalle, which is untrue or misleading in any material respect at the time made;

       (d) the creation (whether voluntary or involuntary) of any lien or other encumbrance upon any of the Collateral, other than the Permitted Liens, or the making of any levy, seizure or attachment thereof;

       (e) the commencement of any proceedings (i) in bankruptcy by or against any Obligor, (ii) for the liquidation or reorganization of any Obligor,
(iii) alleging that such Obligor is insolvent or unable to pay its debts as they mature, or (iv) for the readjustment or arrangement of any Obligor's debts, whether under the United States Bankruptcy Code or under any other law, whether state or federal, now or hereafter existing for the relief of debtors, or the commencement of any analogous statutory or non-statutory proceedings involving any Obligor; provided, however, that if such commencement of proceedings against such Obligor is involuntary, such action shall not constitute an Event of Default unless such proceedings are not dismissed within thirty (30) days after the commencement of such proceedings;

       (f) the appointment of a receiver or trustee for any Obligor, for any of the Collateral or for any substantial part of any Obligor's assets or the institution of any proceedings for the dissolution, or the full or partial liquidation, or the merger or consolidation, of any Obligor which is a corporation or a partnership; provided, however, that if such appointment or commencement of proceedings against such Obligor is involuntary, such action shall not constitute an Event of Default unless such appointment is not revoked or such proceedings are not dismissed within sixty (60) days after the commencement of such proceedings;

       (g) the entry of any judgment or order in excess of $200,000 against any Obligor which remains unsatisfied or undischarged and in effect for thirty
(30) days after such entry without a stay of enforcement or execution;

       (h) the occurrence of an Event of Default under, or the revocation or termination of, any agreement, instrument or document executed and delivered by any Person to LaSalle pursuant to which such Person has guaranteed to LaSalle the payment of all or any of the Liabilities or has granted LaSalle a security interest in or lien upon some or all of such Person's real and/or personal property to secure the payment of all or any of the Liabilities;




                                       34.

       (i) the occurrence of an Event of Default under any agreement or instrument evidencing indebtedness for borrowed money in excess of $100,000 executed or delivered by Borrower or pursuant to which agreement or instrument Borrower or its properties is or may be bound;

       (j) the occurrence of an Event of Default under the Loan and Security Agreement dated as of December 19, 1995 between CCC and LaSalle; or

       (k) the occurrence of any event or condition which has or is reasonably likely to have a Material Adverse Effect.

  17.  REMEDIES UPON AN EVENT OF DEFAULT.

       (a) Upon the occurrence and during the continuance of an Event of Default described in paragraph 16(e) hereof, all of the Liabilities shall immediately and automatically become due and payable, without notice of any kind. Upon the occurrence and during the continuance of any other Event of Default, all of the Liabilities may, at the option of LaSalle, and without demand, notice or legal process of any kind, be declared, and immediately shall become, due and payable.

       (b) Upon the occurrence and during the continuance of an Event of Default, LaSalle may exercise from time to time any rights and remedies available to it under the Uniform Commercial Code and any other applicable law in addition to, and not in lieu of, any rights and remedies expressly granted in this Agreement or in any of the Other Agreements and all of LaSalle's rights and remedies shall be cumulative and non-exclusive to the extent permitted by law. In particular, but not by way of limitation of the foregoing, LaSalle may, without notice, demand or legal process of any kind, take possession of any or all of the Collateral (in addition to Collateral of which it already has possession), wherever it may be found, and for that purpose may pursue the same wherever it may be found, and may enter into any of Borrower's premises where any of the Collateral may be, and search for, take possession of, remove, keep and store any of the Collateral until the same shall be sold or otherwise disposed of, and LaSalle shall have the right to store the same at any of Borrower's premises without cost to LaSalle. At LaSalle's request, Borrower shall, at Borrower's expense, assemble the Collateral and make it available to LaSalle at one or more places to be designated by LaSalle and reasonably convenient to LaSalle and Borrower. Borrower recognizes that if Borrower fails to perform, observe or discharge any of its Liabilities under this Agreement or the Other Agreements, no remedy at law will provide adequate relief to LaSalle, and Borrower agrees that LaSalle shall be entitled to temporary and permanent injunctive relief in any such case without the necessity of proving actual damages. Any notification of intended disposition of any of the Collateral required by law will be deemed reasonably and properly given if given at least five (5) calendar days before such disposition. Any proceeds of any disposition by LaSalle of any of the Collateral may be applied by LaSalle to the payment of expenses in connection with the Collateral including, without limitation, legal expenses and reasonable attorneys' fees (both in-house and outside counsel) and any balance of such proceeds may be applied by LaSalle toward the payment of such of the Liabilities, and in such order of application, as LaSalle may from time to time elect.



                                       35.

    18. INDEMNIFICATION. Borrower agrees to defend (with counsel reasonably satisfactory to LaSalle), protect, indemnify and hold harmless LaSalle, each affiliate or subsidiary of LaSalle, and each of their respective officers, directors, employees, attorneys and agents (each an "INDEMNIFIED PARTY") from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses and disbursements of any kind or nature (including, without limitation, the disbursements and the reasonable fees of counsel for each Indemnified Party in connection with any investigative, administrative or judicial proceeding, whether or not the Indemnified Party shall be designated a party thereto), which may be imposed on, incurred by, or asserted against, any Indemnified Party (whether direct, indirect or consequential and whether based on any federal, state or local laws or regulations including, without limitation, securities, environmental and commercial laws and regulations, under common law or in equity, or based on contract or otherwise) in any manner relating to or arising out of this Agreement or any Other Agreement, or any act, event or transaction related or attendant thereto, the making and the management of the Loans or any letters of credit or the use or intended use of the proceeds of the Loans or any letters of credit; provided, however, that Borrower shall not have any obligation hereunder to any Indemnified Party with respect to matters caused by or resulting from the willful misconduct or gross negligence of such Indemnified Party. To the extent that the undertaking to indemnify set forth in the preceding sentence may be unenforceable because it is violative of any law or public policy, Borrower shall satisfy such undertaking to the maximum extent permitted by applicable law. Any liability, obligation, loss, damage, penalty, cost or expense covered by this indemnity shall be paid to each Indemnified Party on demand, and, failing prompt payment, shall, together with interest thereon at the highest rate then applicable to Revolving Loans hereunder from the date incurred by each Indemnified Party until paid by Borrower, be added to the Liabilities of Borrower and be secured by the Collateral. The provisions of this paragraph 18 shall survive the satisfaction and payment of the other Liabilities and the termination of this Agreement.

    19. NOTICES. All written notices and other written communications with respect to this Agreement shall be sent by ordinary, certified or overnight mail, by telecopy or delivered in person, and in the case of LaSalle shall be sent to it at 477 Madison Avenue, New York, New York 10022, Attention: District Credit Manager, with a copy to Robert Stein, Esq., Lowenthal, Landau, Fischer & Bring, P.C., 250 Park Avenue, New York, New York 10017 and in the case of Borrower shall be sent to Borrower at its principal place of business as set forth on the first page of this Agreement, with a copy to David Broadwin, Esq., Foley, Hoag & Eliot LLP, One Post Office Square, Boston, Massachusetts 02109.

    20. CHOICE OF GOVERNING LAW AND CONSTRUCTION. This Agreement and the Other Agreements are submitted by Borrower to LaSalle for LaSalle's acceptance or rejection at LaSalle's principal place of business as an offer by Borrower to borrow monies from LaSalle now and from time to time hereafter, and shall not be binding upon LaSalle or become effective until accepted by LaSalle, in writing, at said place of business. If so accepted by LaSalle, this Agreement and the Other Agreements shall be deemed to have been made at said place of business. THIS AGREEMENT AND THE OTHER AGREEMENTS SHALL BE GOVERNED AND CONTROLLED BY THE INTERNAL LAWS OF THE STATE OF ILLINOIS AS TO INTERPRETATION, ENFORCEMENT, VALIDITY, CONSTRUCTION, EFFECT, AND IN ALL OTHER RESPECTS, INCLUDING,


                                       36.

WITHOUT LIMITATION, THE LEGALITY OF THE INTEREST RATE AND OTHER CHARGES, BUT EXCLUDING PERFECTION OF THE SECURITY INTERESTS IN THE COLLATERAL, WHICH SHALL BE GOVERNED AND CONTROLLED BY THE LAWS OF THE RELEVANT JURISDICTION. If any provision of this Agreement shall be held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or remaining provisions of this Agreement.

    21. FORUM SELECTION AND SERVICE OF PROCESS. To induce LaSalle to accept this Agreement, Borrower irrevocably agrees that, subject to LaSalle's sole and absolute election, ALL ACTIONS OR PROCEEDINGS IN ANY WAY, MANNER OR RESPECT, ARISING OUT OF OR FROM OR RELATED TO THIS AGREEMENT, THE OTHER AGREEMENTS OR THE COLLATERAL SHALL BE LITIGATED IN COURTS HAVING SITUS WITHIN THE CITY OF CHICAGO, STATE OF ILLINOIS. BORROWER HEREBY CONSENTS AND SUBMITS TO THE JURISDICTION OF ANY LOCAL, STATE OR FEDERAL COURTS LOCATED WITHIN SAID CITY AND STATE. Borrower hereby irrevocably appoints and designates the Secretary of State of Illinois, whose address is Springfield, Illinois (or any other person having and maintaining a place of business in such state whom Borrower may from time to time hereafter designate upon ten (10) days written notice to LaSalle and who LaSalle has agreed in its sole discretion in writing is satisfactory and who has executed an agreement in form and substance satisfactory to LaSalle agreeing to act as such attorney and agent), as Borrower's true and lawful attorney and duly authorized agent for acceptance of service of legal process. Borrower agrees that service of such process upon such person shall constitute personal service of such process upon Borrower. BORROWER HEREBY WAIVES ANY RIGHT IT MAY HAVE TO TRANSFER OR CHANGE THE VENUE OF ANY LITIGATION BROUGHT AGAINST BORROWER BY LASALLE IN ACCORDANCE WITH THIS PARAGRAPH.

    22. MODIFICATION AND BENEFIT OF AGREEMENT. This Agreement and the Other Agreements may not be modified, altered or amended except by an agreement in writing signed by Borrower and LaSalle. Borrower may not sell, assign or transfer this Agreement, or the Other Agreements or any portion thereof including, without limitation, Borrower's rights, titles, interest, remedies, powers or duties thereunder. Borrower hereby consents to LaSalle's sale, assignment, transfer or other disposition, at any time and from time to time hereafter, of this Agreement, or the Other Agreements, or of any portion thereof, or participations therein including, without limitation, LaSalle's rights, titles, interest, remedies, powers and/or duties thereunder. Borrower agrees that it shall execute and deliver such documents as LaSalle may request in connection with any such sale, assignment, transfer or other disposition.

    23. HEADINGS OF SUBDIVISIONS. The headings of subdivisions in this Agreement are for convenience of reference only, and shall not govern the interpretation of any of the provisions of this Agreement.



                                       37.

    24. POWER OF ATTORNEY. Borrower acknowledges and agrees that its appointment of LaSalle as its attorney and agent-in-fact for the purposes specified in this Agreement is an appointment coupled with an interest and shall be irrevocable until all of the Liabilities are paid in full and this Agreement is terminated.

    25.   WAIVER OF JURY TRIAL; OTHER WAIVERS; CONFIDENTIALITY.

          (a) LASALLE AND BORROWER HEREBY WAIVE ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING WHICH PERTAINS DIRECTLY OR INDIRECTLY TO THIS AGREEMENT, ANY OF THE OTHER AGREEMENTS, THE LIABILITIES, THE COLLATERAL, ANY ALLEGED TORTIOUS CONDUCT OF BORROWER OR LASALLE OR WHICH, IN ANY WAY, DIRECTLY OR INDIRECTLY, ARISES OUT OF OR RELATES TO THE RELATIONSHIP BETWEEN BORROWER AND LASALLE. IN NO EVENT SHALL LASALLE BE LIABLE FOR LOST PROFITS OR OTHER SPECIAL OR CONSEQUENTIAL DAMAGES.

          (b) BORROWER HEREBY WAIVES ALL RIGHTS TO NOTICE AND HEARING OF ANY KIND PRIOR TO THE EXERCISE BY LASALLE OF ITS RIGHTS TO REPOSSESS THE COLLATERAL OF BORROWER WITHOUT JUDICIAL PROCESS OR TO REPLEVY, ATTACH OR LEVY UPON SUCH COLLATERAL WITHOUT PRIOR NOTICE OR HEARING.

          (c) Borrower hereby waives demand, presentment, protest and notice of nonpayment, and further waives the benefit of all valuation, appraisal and exemption laws.

          (d) LaSalle's failure, at any time or times hereafter, to require strict performance by Borrower of any provision of this Agreement or any of the Other Agreements shall not waive, affect or diminish any right of LaSalle thereafter to demand strict compliance and performance therewith. Any suspension or waiver by LaSalle of an Event of Default under this Agreement or any default under any of the Other Agreements shall not suspend, waive or affect any other Event of Default under this Agreement or any other default under any of the Other Agreements, whether the same is prior or subsequent thereto and whether of the same or of a different kind or character. No delay on the part of LaSalle in the exercise of any right or remedy under this Agreement or any Other Agreement shall preclude other or further exercise thereof or the exercise of any right or remedy. None of the undertakings, agreements, warranties, covenants and representations of Borrower contained in this Agreement or any of the Other Agreements and no Event of Default under this Agreement or default under any of the Other Agreements shall be deemed to have been suspended or waived by LaSalle unless such suspension or waiver is in writing, signed by a duly authorized officer of LaSalle and directed to Borrower specifying such suspension or waiver.



                                       38.

          IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the 7th day of April, 1997.

                                    LASALLE BUSINESS CREDIT, INC.


                                    By: /s/ MARY ELLEN NIXON-MOORE
                                        -------------------------------
                                      Title: Vice President


                                    GRAFALLOY CORPORATION


                                    By: /s/ WILLIAM A. TIMMERMAN
                                        -------------------------------
                                      Title: Director






                                       39.